Exhibit 99.1

Hillenbrand Reports Fiscal Third Quarter 2023 Results
Q3 Highlights:
•Revenue from continuing operations of $717 million increased 24% compared to prior year; organic revenue from continuing operations increased 5%
•GAAP EPS from continuing operations of $0.60 compared to $0.42 in the prior year; adjusted EPS from continuing operations of $0.95 increased 36% compared to prior year
•Operating cash flow of $89 million increased $104 million compared to prior year; 112% free cash flow conversion in the quarter
•Entered into agreement to acquire Schenck Food and Performance Materials business, significantly expanding Hillenbrand’s presence in food end market; transaction expected to close in fiscal Q4
FY23 Outlook:
•Updating FY23 adjusted EPS from continuing operations to $3.40 - $3.50 from $3.30 - $3.50

BATESVILLE, Ind., August 2, 2023 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the third quarter, which ended June 30, 2023.

“We delivered double-digit organic growth in our Advanced Process Solutions segment, saw strong demand for our leading food processing solutions, and generated solid operating cash flow in the quarter. Despite the ongoing macroeconomic uncertainty, I’m proud of the continued execution by our global teams in managing costs and driving productivity. While we are seeing customer delays continue in our Molding Technology Solutions segment and an increase in customer delays of orders for large plastics projects in our Advanced Process Solutions segment, we remain focused on executing our strong backlog and deploying the Hillenbrand Operating Model to drive operating efficiencies across the enterprise,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

“During the quarter, we announced that we entered into a definitive agreement to acquire the Schenck Food and Performance Materials business, which will further position us as a global leader of highly-engineered, mission-critical processing equipment and solutions in the attractive end markets of food, durable plastics, and chemicals, which are supported by long-term secular growth trends. I’m excited about the opportunity this acquisition creates in allowing us to offer greater value to our customers, our associates, and our shareholders.”

Third Quarter 2023 Results of Continuing Operations1
Revenue from continuing operations of $717 million increased 24% compared to the prior year, primarily due to acquisitions. On an organic basis, which excludes the impacts of acquisitions and foreign currency exchange, revenue increased 5% year over year, as favorable pricing and higher volume in the Advanced Process Solutions segment was partially offset by lower volume in the Molding Technology Solutions segment.

Net income from continuing operations of $44.0 million, or $0.60 per share, increased $0.18 compared to the prior year primarily due to favorable pricing, the impact of acquisitions, higher APS volume, and productivity improvements, partially offset by cost inflation and lower MTS volume. Adjusted net income from continuing operations of $67 million resulted in adjusted EPS of $0.95, an increase of $0.25, or 36%. The adjusted effective tax rate for the quarter was 30.6%, an increase of 70 basis points compared to the prior year primarily due to the geographic mix of income.

Adjusted EBITDA of $126 million increased 25% year over year. On an organic basis, adjusted EBITDA increased 7% as favorable pricing, productivity improvements, and higher APS volume were partially offset by cost inflation and lower MTS volume. Adjusted EBITDA margin of 17.6% increased 20 basis points, primarily due to favorable pricing and productivity improvements, partially offset by cost inflation.

Advanced Process Solutions (APS)
Revenue of $465 million increased 50% compared to the prior year, primarily due to acquisitions. On an organic basis, revenue increased 14% year over year, primarily due to favorable pricing, higher aftermarket parts and service revenue, and an increase in large plastics systems sales.

Adjusted EBITDA of $94 million increased 55% year over year, or 23% organically, as favorable pricing, higher volume, and productivity improvements were partially offset by cost inflation. Adjusted EBITDA margin of 20.1% increased 60 basis points as favorable pricing, operating leverage from higher volume, and productivity improvements were partially offset by cost inflation and the dilutive effect of the acquisitions. As previously highlighted, the recently acquired businesses have lower relative margins but are expected to be brought in line with the historical Advanced Process Solutions segment margins over the next few years through the deployment of the Hillenbrand Operating Model.

Backlog of $1.6 billion increased 31% compared to the prior year primarily due to acquisitions. On an organic basis, backlog increased 7%, primarily driven by large plastics systems and aftermarket parts and service. Sequentially, backlog decreased 4% due to customer delays of orders for large plastics systems and the execution of existing backlog.

Molding Technology Solutions (MTS)
Revenue of $252 million decreased 7% year over year. On an organic basis, which excludes the impact of foreign currency exchange, revenue decreased 6% as a decrease in injection molding and hot runner equipment sales was partially offset by higher aftermarket parts and service revenue and favorable pricing.

Adjusted EBITDA of $51 million decreased 7%, or 5% on an organic basis, as lower volume, cost inflation, and unfavorable product mix were offset by favorable pricing, lower variable compensation, productivity improvements, and cost containment actions. Adjusted EBITDA margin of 20.2% was flat compared to the prior year.

Backlog of $266 million decreased 37% compared to the prior year primarily due to lower orders for injection molding equipment and the execution of existing backlog. Sequentially, backlog decreased 11%.

Balance Sheet, Cash Flow and Capital Allocation
The Company generated operating cash flow from continuing operations of $89 million, an increase of $104 million compared to prior year, primarily due to favorable timing of working capital and higher earnings. Capital expenditures were approximately $14 million in the quarter. During the quarter, the Company paid approximately $15 million in quarterly dividends.

As of June 30, 2023, net debt was approximately $1.05 billion, and the net debt to pro forma adjusted EBITDA ratio was 2.3x. Liquidity was approximately $1.08 billion, including $291 million in cash on hand and the remainder available under the Company’s revolving credit facility.

As previously announced, the Company entered into a definitive agreement to acquire the Schenck Food and Performance Materials business (“FPM”) from Blackstone for an enterprise value of approximately $730 million. The transaction is expected to close during Hillenbrand’s fiscal fourth quarter of 2023, subject to customary closing conditions. Hillenbrand intends to finance the acquisition of FPM using cash on hand and by drawing on its revolving credit facility and borrowing under its recently announced €185.0 term loan. Following the closing of the transaction, Hillenbrand's projected fiscal Q4 net debt to adjusted EBITDA ratio is expected to be approximately 3.2x, with a plan to return to its communicated target net leverage range of 1.7x to 2.7x within 15 months after closing.

Updated Fiscal 2023 Outlook - Continuing Operations
Hillenbrand is narrowing its annual guidance for fiscal year 2023 based on year-to-date performance and its outlook for the fiscal fourth quarter. Revenue estimates have been lowered modestly due to ongoing customer order delays within the MTS segment, particularly in China, and an increase in customer delays for large plastics projects within the APS segment. The Company is raising the midpoint of its full year adjusted EPS range primarily due to lower interest expense and a more favorable expected tax rate of 29% compared to the previous estimate of 31%, primarily due to the benefit of a strategic tax initiative that will take effect in the fiscal fourth quarter.

Revenue Outlook ($M)	Updated Range	YOY %	Previous Range
Advanced Process Solutions	$1,775 - $1,800	40% - 42%	$1,800 - $1,830
Molding Technology Solutions	$1,000 - $1,010	(4%) - (3%)	$1,010 - $1,030
Hillenbrand	$2,775 - $2,810	20% - 21%	$2,810 - $2,860

Adj. EBITDA Outlook	Updated Range	YOY bps / %	Previous Range
Advanced Process Solutions	19.2% - 19.3%	(50) bps - (40) bps	18.5% - 19.0%
Molding Technology Solutions	18.7% - 19.0%	(200) bps - (170) bps	19.0% - 20.0%
Hillenbrand	$468 - $480	17% - 19%	$468 - $499

Adj. EPS Outlook	Updated Range	YOY %	Previous Range
Full Year	$3.40 - $3.50	26% - 29%	$3.30 - $3.50
Note: Year-over-Year (“YOY”) growth figures presented in the guidance table above are on a continuing operations basis, which exclude the discontinued operations of Batesville.

1Batesville financial results are reported as discontinued operations for all periods presented

Conference Call Information
Date/Time: Thursday, August 3, 2023, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-866-682-6100
Dial-In for International: +1-862-298-0702
Conference call ID number: 13740206
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Thursday, August 31, 2023)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, August 17, 2023
Replay ID number: 13740206
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•inventory step-up charges;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to acquisitions and divestitures, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions, and the impact that the Molding Technology Solutions reportable operating segment’s loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to TerraSource, which was divested on October 22, 2021, as well as recent acquisitions, including Linxis, Herbold Meckesheim, Peerless Food Equipment, and Gabler Engineering, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$716.6	$579.8	$2,063.2	$1,711.4
Cost of goods sold	469.7	388.8	1,382.5	1,149.9
Gross profit	246.9	191.0	680.7	561.5
Operating expenses	144.8	111.6	424.6	337.1
Amortization expense	19.7	13.4	58.6	40.8
Loss on divestiture	—	—	—	3.1
Interest expense	18.6	17.5	63.0	52.7
Other income, net	(4.0)	(2.5)	(10.6)	(9.3)
Income from continuing operations before income taxes	67.8	51.0	145.1	137.1
Income tax expense	23.8	19.9	50.2	54.4
Income from continuing operations	44.0	31.1	94.9	82.7
Income from discontinued operations (net of income tax expense)	0.6	19.0	20.1	73.3
Gain on divestiture of discontinued operations (net of income tax expense)	0.4	—	441.3	—
Total income from discontinued operations	1.0	19.0	461.4	73.3
Consolidated net income	45.0	50.1	556.3	156.0
Less: Net income attributable to noncontrolling interests	1.7	1.3	4.8	3.9
Net income attributable to Hillenbrand	$43.3	$48.8	$551.5	$152.1

Earnings per share
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.60	$0.42	$1.29	$1.09
Income from discontinued operations	0.02	0.26	6.62	1.01
Net income attributable to Hillenbrand	$0.62	$0.68	$7.91	$2.10
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.60	$0.42	$1.29	$1.08
Income from discontinued operations	0.02	0.26	6.59	1.00
Net income attributable to Hillenbrand	$0.62	$0.68	$7.88	$2.08
Weighted average shares outstanding (basic)	70.0	71.4	69.7	72.4
Weighted average shares outstanding (diluted)	70.3	72.0	70.0	73.0

Cash dividends per share	$0.22	$0.2175	$0.66	$0.6525

Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended June 30,
	2023	2022
Cash flows provided by (used in):
Operating activities from continuing operations	$133.6	$(9.9)
Investing activities from continuing operations	25.0	(40.3)
Financing activities from continuing operations	21.4	(201.3)
Total cash (used in) provided by discontinued operations	(117.0)	96.3
Effect of exchange rates on cash and cash equivalents	(9.3)	(10.2)
Net cash flows	53.7	(165.4)

Cash, cash equivalents, restricted cash, and cash and cash equivalents held for sale:
At beginning of period	237.6	450.9
At end of period	$291.3	$285.5

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Income from continuing operations	$44.0	$31.1	$94.9	$82.7
Less: Net income attributable to noncontrolling interests	1.7	1.3	4.8	3.9
Income from continuing operations attributable to Hillenbrand	42.3	29.8	90.1	78.8
Business acquisition, disposition, and integration costs (1)	10.6	9.1	28.5	20.6
Restructuring and restructuring-related charges (2)	0.8	0.2	2.3	3.5
Inventory step-up charges (3)	—	—	11.1	—
Intangible asset amortization (4)	19.7	13.4	58.6	40.8
Loss on divestiture (5)	—	—	—	3.1
Other (6)	—	0.1	—	3.2
Tax adjustments (7)	0.6	3.0	2.2	5.4
Tax effect of adjustments (8)	(7.1)	(5.2)	(25.7)	(15.8)
Adjusted net income from continuing operations attributable to Hillenbrand	$66.9	$50.4	$167.1	$139.6

Diluted EPS from continuing operations	$0.60	$0.42	$1.29	$1.08
Business acquisition, disposition, and integration costs (1)	0.15	0.12	0.41	0.28
Restructuring and restructuring-related charges (2)	0.01	0.01	0.03	0.05
Inventory step-up charges (3)	—	—	0.16	—
Intangible asset amortization (4)	0.28	0.19	0.84	0.56
Loss on divestiture (5)	—	—	—	0.04
Other (6)	—	—	—	0.04
Tax adjustments (7)	0.01	0.04	0.03	0.07
Tax effect of adjustments (8)	(0.10)	(0.08)	(0.37)	(0.21)
Adjusted Diluted EPS from continuing operations	$0.95	$0.70	$2.39	$1.91

(1)Business acquisition, disposition, and integration costs during the three and nine months ended June 30, 2023, primarily included professional fees related to acquisitions and costs associated with the integration of recent acquisitions. Business acquisition, disposition, and integration costs during the three and nine months ended June 30, 2022, primarily included professional fees and employee-related costs attributable to the integration of Milacron and the divestiture of TerraSource.
(2)Restructuring and restructuring-related charges primarily included severance costs during the three and nine months ended June 30, 2023 and 2022.
(3)The amount during the three and nine months ended June 30, 2023, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Herbold, Linxis, and Peerless.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The amount during the nine months ended June 30, 2022 represents the loss on the divestiture of TerraSource.
(6)Includes other individually immaterial one-time costs, including reserves against certain receivables during the three and nine months ended June 30, 2022.
(7)For three and nine months ended June 30, 2023 and 2022, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(8)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Adjusted EBITDA:
Advanced Process Solutions	$93.6	$60.6	$238.1	$180.6
Molding Technology Solutions	50.8	54.5	141.4	156.7
Corporate	(18.3)	(14.3)	(43.5)	(46.7)
Add:
Total income from discontinued operations	1.0	19.0	461.4	73.3
Less:
Interest income	(2.8)	(1.3)	(7.1)	(4.0)
Interest expense	18.6	17.5	63.0	52.7
Income tax expense	23.8	19.9	50.2	54.4
Depreciation and amortization	31.1	24.2	93.1	74.4
Business acquisition, disposition, and integration costs	10.6	9.1	28.5	20.6
Inventory step-up charges	—	—	11.1	—
Restructuring and restructuring-related charges	0.8	0.2	2.3	3.5
Loss on divestiture	—	—	—	3.1
Other	—	0.1	—	3.2
Consolidated net income	$45.0	$50.1	$556.3	$156.0

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Consolidated net income	$45.0	$50.1	$556.3	$156.0
Interest income	(2.8)	(1.3)	(7.1)	(4.0)
Interest expense	18.6	17.5	63.0	52.7
Income tax expense	23.8	19.9	50.2	54.4
Depreciation and amortization	31.1	24.2	93.1	74.4
EBITDA	115.7	110.4	755.5	333.5
Total income from discontinued operations	(1.0)	(19.0)	(461.4)	(73.3)
Business acquisition, disposition, and integration costs	10.6	9.1	28.5	20.6
Inventory step-up charges	—	—	11.1	—
Restructuring and restructuring-related charges	0.8	0.2	2.3	3.5
Loss on divestiture	—	—	—	3.1
Other	—	0.1	—	3.2
Adjusted EBITDA	126.1	100.8	336.0	290.6
Less: Acquisitions adjusted EBITDA(1)	(19.1)	—	(43.9)	—
Foreign currency impact	1.0	—	12.0	—
Organic adjusted EBITDA	$108.0	$100.8	$304.1	$290.6

Advanced Process Solutions adjusted EBITDA	$93.6	$60.6	$238.1	$180.6
Less: Acquisitions adjusted EBITDA(1)	(19.1)	—	(43.9)	—
Foreign currency impact	(0.2)	—	6.4	—
Advanced Process Solutions organic adjusted EBITDA	$74.3	$60.6	$200.6	$180.6

Molding Technology Solutions adjusted EBITDA	$50.8	$54.5	$141.4	$156.7
Foreign currency impact	1.2	—	5.9	—
Molding Technology Solutions organic adjusted EBITDA	$52.0	$54.5	$147.3	$156.7

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Advanced Process Solutions net revenue	$464.7	$310.3	$1,308.0	$942.0
Less: TerraSource Global net revenue(1)	—	—	—	(2.4)
Less: Acquisitions(2)	(110.5)	—	(308.1)	—
Foreign currency impact	(2.3)	—	32.1	—
Advanced Process Solutions organic net revenue	351.9	310.3	1,032.0	939.6
Molding Technology Solutions net revenue	251.9	269.5	755.2	769.4
Foreign currency impact	2.8	—	21.1	—
Molding Technology Solutions organic net revenue	254.7	269.5	776.3	769.4
Consolidated organic net revenue	$606.6	$579.8	$1,808.3	$1,709.0

(1)The TerraSource business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.
(2)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

	June 30,	June 30,
	2023	2022
Advanced Process Solutions backlog	$1,604.0	$1,228.6
Less: Acquisitions(1)	(267.2)	—
Foreign currency impact	(26.6)	—
Advanced Process Solutions organic backlog	1,310.2	1,228.6
Molding Technology Solutions backlog	266.4	420.2
Foreign currency impact	0.6	—
Molding Technology Solutions organic backlog	267.0	420.2
Consolidated organic backlog	$1,577.2	$1,648.8

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

June 30,
2023
Current portion of long-term debt	$10.0
Long-term debt	1,329.3
Total debt	1,339.3
Less: Cash and cash equivalents	(290.5)
Net debt	$1,048.8

Pro forma adjusted EBITDA for the trailing twelve months ended	$461.9
Ratio of net debt to pro forma adjusted EBITDA	2.3

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements regarding the proposed acquisition (the “Proposed Transaction”) by the Company of the Schenck Process Food and Performance Materials (“FPM”) business, such as statements about the timing and other anticipated benefits of the Proposed Transaction that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position
become	pursue	estimate	will	forecast	continue	could	anticipate	remain
target	encourage	promise	improve	progress	potential	should	impact

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the financial markets; the impact of contagious diseases, such as the outbreak of the novel strain of coronavirus (“COVID-19”) and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruptions, loss of contracts and/or customers, erosion of some customers’ credit quality, downgrades of the Company’s credit quality, closure or temporary interruption of the Company’s or its suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, domestic and international general economic conditions, such as inflation, exchange rates and interest rates, loss of human capital or personnel, and general economic calamities; risks related to the Russian Federation’s invasion of Ukraine and resulting geopolitical instability and uncertainty, which have had and could continue to have a negative impact on our ability to sell to, ship products to, collect payments from, and support customers in certain regions, in addition to the potential effect of supply chain disruptions that could adversely affect profitability; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; the risk that regulatory approvals required for the Proposed Transaction delay the Proposed Transaction or cause the parties to abandon the Proposed Transaction, or that obtaining any such regulatory approvals results in the imposition of conditions, limitations, or restrictions that adversely affect the Company or FPM; the risk that other conditions to the completion of the Proposed Transaction are not satisfied on a timely basis or at all; uncertainties as to the timing of the Proposed Transaction and the risk that the Proposed Transaction may not be completed in a timely manner or at all; uncertainties as to the Company’s access to available financing for the Proposed Transaction on a timely basis and on reasonable terms; the possibility of unanticipated costs or liabilities associated with the Proposed Transaction; risks related to diversion of management attention of FPM from its ongoing business operations due to the Proposed Transaction or its announcement or pendency; risks associated with contracts containing consent and/or other provisions that may be triggered by the Proposed Transaction; the impact of the announcement or pendency of the Proposed Transaction on the Company’s or FPM’s ability to retain and hire key personnel; the risk of litigation relating to the Proposed Transaction; the possibility that the integration of FPM with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; negative effects of the Proposed Transaction (including its announcement or pendency), the Linxis Group SAS (“Linxis”) acquisition or other acquisitions on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers and others with whom it does business); the possibility that the anticipated benefits from the Proposed Transaction, the Linxis acquisition and other acquisitions, including potential synergies and cost savings, cannot be realized by the Company in full or at all or may take longer to realize than expected, or the failure of the Company or any acquired company to achieve its plans and objectives generally; risks that the integrations of FPM, Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise adversely affect financial or operating results; increasing competition for highly skilled and talented workers as well as labor shortages; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; cyclical demand for industrial capital goods; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; the dependence of our business units on relationships with several large customers and providers; the impact to the Company’s effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2022, filed with the Securities and Exchange Commission ("SEC") on November 16, 2022, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 2, 2023. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Marcia Kent, Manager, External Corporate Communications
Phone: 812-560-1617
Email: marcia.kent@hillenbrand.com